S&P GLOBAL REPORTS
THIRD QUARTER RESULTS

Revenue Increased 9%

Diluted EPS Increased 266% to $3.36 Due to Gain on Sale of J.D. Power

Adjusted Diluted EPS Increased 17% to $1.43

Operating Margin Increased 6,270 Basis Points to 93.7% Due to Gain on Sale of J.D. Power

Adjusted Operating Margin Increased 320 Basis Points to 44.4%

New York, NY, November 3, 2016 – S&P Global (NYSE: SPGI) today reported third quarter 2016 results with revenue of $1.44 billion, an increase of 9% compared to the same period last year. Net income and diluted earnings per share were $892 million and $3.36, respectively which included a pre-tax gain of $722 million from the sale of J.D. Power.

Adjusted net income increased 13% to $381 million and adjusted diluted earnings per share increased 17% to $1.43. The adjustments in the third quarter of 2016 were primarily related to the gain on the sale of J.D. Power and net insurance recoveries related to legal settlements, partially offset by deal-related amortization and divestiture transaction costs.

“We have made substantial refinements to our portfolio as we completed the sale of J.D. Power, two pricing businesses, and an equity research business while adding PIRA Energy Group to S&P Global Platts and Trucost to S&P Dow Jones Indices. It is a testament to the strength of our business and the operating model that we have been able to successfully manage significant acquisitions and divestitures while continuing to deliver on our growth and performance objectives,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “Our strong revenue growth, successful productivity initiatives, and meaningful share repurchases combined to deliver third quarter adjusted EPS growth of 17%; a noteworthy result in this economic environment."

Outlook: The Company provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results. We are unable to reconcile our full-year adjusted diluted EPS guidance to comparable GAAP guidance without unreasonable effort because management cannot reliably predict the necessary components of our full-year 2016 net income, including the impact and timing of potential dispositions and other structural changes or their probable significance. The impact of such adjustments could be significant.

Adjusted diluted EPS guidance is increased to a range of $5.15 to $5.25 to reflect strong results year-to-date and the expectation that debt issuance remains strong for the remainder of the year.

Return of Capital: During the third quarter, the Company returned $845 million to shareholders through a $750 million accelerated share repurchase (ASR) program and by issuing dividends totaling $95 million. Under the ASR, 5.3 million shares were received in September; however, the final share count reduction will not be determined until the program is completed. Year-to-date, the Company has returned $1.4 billion to shareholders. As a result of the Company's ongoing share repurchases, weighted average shares outstanding decreased by 3% versus the third quarter of 2015. Pending a true-up of shares at the conclusion of the ASR, the Company has authorization from the Board of Directors to repurchase up to an additional 26.6 million shares.

S&P Global Ratings: Revenue increased 9% to $642 million in the third quarter. Transaction revenue increased 23% to $299 million largely as a result of improved contract terms and increases in corporate debt issuance, bank loan ratings, and U.S. public finance issuance. Non-transaction revenue was unchanged at $343 million in the quarter with growth in surveillance fees offset by lower Rating Evaluation Service fees.

U.S. and international revenue increased 9% and 10%, respectively. International revenue represented 42% of third quarter revenue.

The business continued to control costs in the quarter as reported expenses decreased 25% due primarily to legal settlement charges in the third quarter of 2015 that did not repeat in the third quarter of 2016. Adjusted expenses were held to a 2% increase as a focus on cost containment, including lower legal expenses and reduced compliance spending mitigated annual cost increases.

Operating profit increased 78% to $346 million and the operating profit margin improved 2,080 basis points to 54% primarily due to net legal settlement insurance recoveries in the third quarter of 2016 versus net legal settlement charges in the third quarter of 2015. Adjusted operating profit increased 17% to $330 million with an adjusted operating profit margin that improved 330 basis points to 51%, driven by increased revenue and cost containment.

The S&P Global Ratings segment includes S&P Global Ratings, which is registered with the U.S. Securities and Exchange Commission as a Nationally Recognized Statistical Rating Organization (“NRSRO”), as well as CRISIL, a global analytical company incorporated in India, and certain other ratings-related businesses.

S&P Global Market Intelligence: Revenue increased 21% to $429 million in the third quarter of 2016 compared to the same period last year, while organic revenue grew 7%. Due to the SNL acquisition, organic growth, and progress on integration-related synergies, quarterly operating profit increased 112% to $112 million and adjusted operating profit increased 43% to $135 million. The operating margin improved 1,120 basis points to 26% and the adjusted operating margin improved 480 basis points to 31%.

In the third quarter, S&P Capital IQ Desktop and RatingsXpress® were the drivers of organic revenue growth. In addition, SNL revenue increased 12% to $72 million compared to third quarter 2015, including revenue prior to the Company's acquisition of SNL on September 1, 2015.

S&P Dow Jones Indices: Revenue increased 6% to $164 million in the third quarter of 2016 compared to the same period last year. Operating profit increased 1% to $107 million. Adjusted operating profit increased 1% to $108 million. Operating profit attributable to the Company was $79 million. Adjusted operating profit attributable to the Company decreased 1% to $80 million.

Revenue increased due to AUM growth in mutual funds and ETFs as well as data subscriptions. Average AUM in exchange-traded funds based on S&P DJI's indices increased 15% in the quarter and reached a new quarter-ending record of $914 billion.

Expenses increased to support investments in technology and operations, including the recent startup of a third data center to provide additional backup capabilities.

S&P Global Platts (includes J.D. Power results through September 7, 2016): Revenue decreased 8% to $229 million primarily because the current period only included two months of J.D. Power revenue. Organic revenue grew 4% for the segment excluding revenue from the acquisitions of RigData and PIRA, and excluding the results of J.D. Power for the period.

Pressure on many of our customers from continued low commodity prices continued during the quarter and muted Platts revenue growth. Platts growth was due to mid single-digit revenue growth in core subscriptions, primarily due to the petroleum sector, partially offset by declines in Global Trading Services.

Operating profit grew to $812 million due to a $722 million pre-tax gain on the sale of J.D. Power. Adjusted operating profit decreased 4% to $94 million in the third quarter of 2016 compared to the same period last year primarily as a result of the exclusion of J.D. Power's operating results for September.

Beginning in the fourth quarter, S&P Global Platts will be included along with S&P Global Market Intelligence in a new segment to be named Market and Commodities Intelligence. This change will enable our segment reporting to be consistent with our organizational structure and how management will monitor the performance of these segments.

Unallocated Expense: Unallocated expense includes corporate center functions and certain non-allocated items such as excess real estate. Unallocated expense decreased 21% to $29 million, primarily due to lower professional fees.

Provision for Income Taxes: The Company's effective tax rates in the third quarter of 2016 and 2015 were 29.5% and 25.9%, respectively. The Company's adjusted effective tax rate increased to 31.3% in the third quarter of 2016 compared to 29.1% in the prior period due to one-time benefits recorded in the prior period.

Balance Sheet and Cash Flow: Cash and cash equivalents at the end of the third quarter were $2.4 billion, of which approximately $1.6 billion was held outside the United States. In the first nine months of 2016, cash provided by operating activities was $1,171 million. Free cash flow was $1,045 million, an increase of $1,542 million from the same period in 2015 due to litigation payments in the first half of 2015. Free cash flow, excluding the after-tax payments associated with legal and regulatory settlements and insurance recoveries, was $1,081 million.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, adjusted expense, free cash flow, and free cash flow excluding certain items are non-GAAP financial measures contained in this earnings release that are derived from the Company’s continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 4, 5 and 8. As described on Exhibit 9, we are unable to present a quantitative reconciliation of forward-looking non-GAAP financial information presented without unreasonable effort.

Conference Call/Webcast Details: The Company’s senior management will review the third quarter earnings results on a conference call scheduled for today, November 3, at 8:30 a.m. EDT. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/CustomPage/Index?KeyGenPage=1073751596&event=18425. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until December 3, 2016. U.S. participants may call (866) 460-9737; international participants may call +1 (203) 369-1345 (long distance charges will apply). No passcode is required.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.
Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•	worldwide economic, financial, political and regulatory conditions, including economic conditions and regulatory changes that may result from the United Kingdom’s likely exit from the European Union;

•
the rapidly evolving regulatory environment, in the United States and abroad, affecting S&P Global Ratings, S&P Global Platts, S&P Dow Jones Indices, and S&P Global Market Intelligence, including new and amended regulations and the Company’s compliance therewith;

•	our ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

•	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

•	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;

•	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

•	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings;

•	the effect of competitive products and pricing, including the level of success of new product developments and global expansion;

•	consolidation in the Company’s end-customer markets;

•	the impact of cost-cutting pressures across the financial services industry;

•	a decline in the demand for credit risk management tools by financial institutions;

•	the level of merger and acquisition activity in the United States and abroad;

•	the volatility of the energy marketplace;

•	the health of the commodities markets;

•	the impact of cost-cutting pressures and reduced trading in oil and other commodities markets;

•	our ability to incentivize and retain key employees;

•
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs or improper disclosure of confidential information or data;

•
the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

•	changes in applicable tax or accounting requirements;

•	the level of the Company’s future cash flows and capital investments;

•	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and

•
the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K.

About S&P Global
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 20,000 employees in 31 countries. For more information visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

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Contact:
Investor Relations:
Chip Merritt
Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 438-1247 (office)
jason.feuchtwanger@spglobal.com

Exhibit 1

S&P Global
Condensed Consolidated Statements of Income
Three and nine months ended September 30, 2016 and 2015
(dollars in millions, except per share data)

(unaudited)	Three Months			Nine Months
	2016	2015	% Change	2016	2015	% Change

Revenue	$1,439	$1,324	9%	$4,262	$3,938	8%
Expenses	813	914	(11)%	2,472	2,456	1%
Gain on dispositions	(722)	—	N/M	(722)	(11)	N/M
Operating profit	1,348	410	N/M	2,512	1,493	68%
Interest expense, net	39	30	31%	122	62	97%
Income before taxes on income	1,309	380	N/M	2,390	1,431	67%
Provision for taxes on income	386	99	N/M	731	439	67%
Net income	923	281	N/M	1,659	992	67%
Less: net income attributable to noncontrolling interests	(31)	(29)	7%	(90)	(83)	7%
Net income attributable to S&P Global Inc.	$892	$252	N/M	$1,569	$909	73%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$3.39	$0.93	N/M	$5.94	$3.33	78%
Diluted	$3.36	$0.92	N/M	$5.89	$3.30	79%

Weighted-average number of common shares outstanding:
Basic	262.9	271.3		264.1	272.6
Diluted	265.3	274.4		266.4	275.4

Actual shares outstanding at period end				259.1	270.3

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2

S&P Global
Condensed Consolidated Balance Sheets
September 30, 2016 and December 31, 2015
(dollars in millions)

(unaudited)	September 30,	December 31,
	2016	2015

Assets:
Cash and cash equivalents	$2,399	$1,481
Other current assets	1,239	1,312
Assets of businesses held for sale	66	503
Total current assets	3,704	3,296
Property and equipment, net	255	270
Goodwill	2,958	2,882
Other intangible assets, net	1,518	1,522
Other non-current assets	241	213
Total assets	$8,676	$8,183

Liabilities and Equity:
Short-term debt	$400	$143
Unearned revenue	1,408	1,421
Other current liabilities	1,219	1,138
Liabilities of businesses held for sale	24	206
Long-term debt	3,563	3,468
Pension, other postretirement benefits and other non-current liabilities	631	644
Total liabilities	7,245	7,020
Redeemable noncontrolling interest	920	920
Total equity	511	243
Total liabilities and equity	$8,676	$8,183

Exhibit 3

S&P Global
Condensed Consolidated Statements of Cash Flows
Nine months ended September 30, 2016 and 2015
(dollars in millions)

(unaudited)	2016	2015

Operating Activities:
Net income	$1,659	$992
Adjustments to reconcile net income to cash provided by (used for) operating activities from continuing operations:
Depreciation	63	64
Amortization of intangibles	71	40
Deferred income taxes	(8)	166
Stock-based compensation	54	55
Gain on dispositions	(722)	(11)
Other	66	153
Accrued legal and regulatory settlements	(134)	(1,624)
Net changes in other operating assets and liabilities	122	(191)
Cash provided by (used for) operating activities from continuing operations	1,171	(356)

Investing Activities:
Capital expenditures	(67)	(74)
Acquisitions, net of cash acquired	(145)	(2,393)
Proceeds from dispositions	1,071	14
Changes in short-term investments	(1)	(3)
Cash provided by (used for) investing activities from continuing operations	858	(2,456)

Financing Activities:
Payments on short-term debt, net	(143)	—
Proceeds from issuance of senior notes, net	493	2,674
Dividends paid to shareholders	(286)	(274)
Dividends and other payments paid to noncontrolling interests	(59)	(67)
Repurchase of treasury shares	(1,123)	(501)
Exercise of stock options and excess tax benefits from share-based payments and other	100	95
Cash (used for) provided by financing activities from continuing operations	(1,018)	1,927
Effect of exchange rate changes on cash from continuing operations	(93)	(42)
Cash provided by (used for) continuing operations	918	(927)
Cash used for discontinued operations	—	(129)
Net change in cash and cash equivalents	918	(1,056)
Cash and cash equivalents at beginning of period	1,481	2,497
Cash and cash equivalents at end of period	$2,399	$1,441

Exhibit 4

S&P Global
Operating Results
Three and nine months ended September 30, 2016 and 2015
(dollars in millions)

(unaudited)	Three Months			Nine Months
	Revenue			Revenue

	2016	2015	% Change	2016	2015	% Change

S&P Global Ratings	$642	$587	9%	$1,877	$1,851	1%
S&P Global Market Intelligence	429	356	21%	1,252	1,000	25%
S&P Dow Jones Indices	164	156	6%	468	446	5%
S&P Global Platts	229	248	(8)%	738	707	4%
Intersegment Elimination	(25)	(23)	(12)%	(73)	(66)	(12)%
Total revenue	$1,439	$1,324	9%	$4,262	$3,938	8%

	Expenses			Expenses

	2016	2015	% Change	2016	2015	% Change

S&P Global Ratings (a)	$296	$393	(25)%	$873	$1,005	(13)%
S&P Global Market Intelligence (b)	317	303	5%	967	822	18%
S&P Dow Jones Indices (c)	57	50	16%	160	149	8%
S&P Global Platts (d)	(583)	155	N/M	(270)	442	N/M
Intersegment Elimination	(25)	(23)	(12)%	(73)	(66)	(12)%
Total expenses	$62	$878	(93)%	$1,657	$2,352	(30)%

	Operating Profit			Operating Profit

	2016	2015	% Change	2016	2015	% Change

S&P Global Ratings (a)	$346	$194	78%	$1,004	$846	19%
S&P Global Market Intelligence (b)	112	53	N/M	285	178	60%
S&P Dow Jones Indices (c)	107	106	1%	308	297	4%
S&P Global Platts (d)	812	93	N/M	1,008	265	N/M
Total operating segments	1,377	446	N/M	2,605	1,586	64%
Unallocated expense (e)	(29)	(36)	(21)%	(93)	(93)	(1)%
Total operating profit	$1,348	$410	N/M	$2,512	$1,493	68%

N/M - not meaningful

(a)
The three and nine months ended September 30, 2016 primarily include a benefit related to net legal settlement insurance recoveries of $17 million and $63 million, respectively. The three and nine months ended September 30, 2015 include legal settlement charges partially offset by a benefit related to legal settlement insurance recoveries of $86 million and $40 million, respectively. The nine months ended September 30, 2016 and 2015 also include restructuring charges of $6 million and $8 million, respectively. Additionally, amortization of intangibles from acquisitions of $1 million are included for the three months ended September 30, 2016 and 2015 and $4 million for the nine months ended September 30, 2016 and 2015.

(b)
The three and nine months ended September 30, 2016 include disposition-related costs of $5 million and $12 million, respectively, and an acquisition-related cost of $1 million. The nine months ended September 30, 2016 include a technology related impairment charge of $24 million. The three and nine months ended September 30, 2015 include acquisition-related costs related to the acquisition of SNL of $32 million, and the nine months ended September 30, 2015 include restructuring charges of $12 million. Additionally, amortization of intangibles from acquisitions of $18 million and $54 million is included for the three and nine months ended September 30, 2016, respectively, and $10 million and $21 million for the three and nine months ended September 30, 2015, respectively.

(c)	Amortization of intangibles from acquisitions of $1 million is included for the three months ended September 30, 2016 and 2015 and $4 million for the nine months ended September 30, 2016 and 2015.

(d)
As of September 7, 2016, we completed the sale of J.D. Power and the results are included in S&P Global Platts results through that date. The three and nine months ended September 30, 2016 include a gain on the sale of J.D. Power of $722 million. Disposition-related costs of $1 million and $5 million are also included for the three and nine months ended September 30, 2016, respectively. The nine months ended September 30, 2015 include restructuring charges of $1 million. Additionally, amortization of intangibles from acquisitions of $3 million and $9 million are included for the three and nine months ended September 30, 2016, respectively, and $5 million and $11 million for the three and nine months ended September 30, 2015, respectively.

(e)
The nine months ended September 30, 2016 includes $3 million from a disposition-related reserve release. The nine months ended September 30, 2015 include a gain of $11 million on the sale of our interest in a legacy McGraw Hill Construction investment and restructuring charges.

Exhibit 5

S&P Global
Operating Results - Reported vs. Performance
Three and nine months ended September 30, 2016 and 2015
(dollars in millions, except per share amounts)

	Three Months
(unaudited)	2016					2015					% Change
	Reported	Non-GAAP Adjustments		Deal-Related Amortization	Performance [e]	Reported	Non-GAAP Adjustments		Deal-Related Amortization	Performance [e]	Reported	Performance
S&P Global Ratings	$346	$(17)	a	$1	$330	$194	$86	a	$1	$281	78%	17%
S&P Global Market Intelligence	112	6	b	18	135	53	32	b	10	95	N/M	43%
S&P Dow Jones Indices	107	—		1	108	106	—		1	108	1%	1%
S&P Global Platts	812	(721)	c	3	94	93	—		5	97	N/M	(4)%
Segment operating profit	1,377	(732)		23	667	446	118		17	581	N/M	15%
Unallocated expense	(29)	—		—	(29)	(36)	—		—	(36)	(21)%	(21)%
Operating profit	1,348	(732)		23	638	410	118		17	545	N/M	17%
Interest expense, net	39	—		—	39	30	—		—	30	31%	31%
Income before taxes on income	1,309	(732)		23	599	380	118		17	515	N/M	16%
Provision for taxes on income	386	(206)		8	187	99	45		6	150	N/M	25%
Net income	923	(526)		15	412	281	73		11	365	N/M	13%
Less: NCI net income	(31)	—		—	(31)	(29)	—		—	(29)	7%	7%
Net income attributable to SPGI	$892	$(526)		$15	$381	$252	$73		$11	$336	N/M	13%

Diluted EPS	$3.36	$(1.99)		$0.06	$1.43	$0.92	$0.27		$0.04	$1.22	N/M	17%

	Nine Months
(unaudited)	2016					2015					% Change
	Reported	Non-GAAP Adjustments		Deal-Related Amortization	Performance [e]	Reported	Non-GAAP Adjustments		Deal-Related Amortization	Performance [e]	Reported	Performance
S&P Global Ratings	$1,004	$(57)	a	$4	$951	$846	$48	a	$4	$898	19%	6%
S&P Global Market Intelligence	285	37	b	54	376	178	44	b	21	243	60%	55%
S&P Dow Jones Indices	308	—		4	312	297	—		4	301	4%	3%
S&P Global Platts	1,008	(717)	c	9	299	265	1	c	11	277	N/M	8%
Segment operating profit	2,605	(737)		71	1,938	1,586	93		40	1,719	64%	13%
Unallocated expense	(93)	(3)	d	—	(96)	(93)	(10)	d	—	(104)	(1)%	(8)%
Operating profit	2,512	(740)		71	1,842	1,493	83		40	1,615	68%	14%
Interest expense, net	122	—		—	122	62	—		—	62	97%	97%
Income before taxes on income	2,390	(740)		71	1,720	1,431	83		40	1,553	67%	11%
Provision for taxes on income	731	(211)		25	544	439	31		15	485	67%	12%
Net income	1,659	(529)		46	1,176	992	52		25	1,068	67%	10%
Less: NCI net income	(90)	—		—	(90)	(83)	—		—	(83)	7%	7%
Net income attributable to SPGI	$1,569	$(529)		$46	$1,086	$909	$52		$25	$985	73%	10%

Diluted EPS	$5.89	$(1.99)		$0.17	$4.08	$3.30	$0.19		$0.09	$3.57	79%	14%
N/M - not meaningful
Note - Totals presented may not sum due to rounding

(a)
The three and nine months ended September 30, 2016 primarily include a benefit related to net legal settlement insurance recoveries of $17 million and $63 million, respectively. The three and nine months ended September 30, 2015 include legal settlement charges partially offset by a benefit related to legal settlement insurance recoveries of $86 million and $40 million, respectively. The nine months ended September 30, 2016 and 2015 also include restructuring charges of $6 million and $8 million, respectively.

(b)
The three and nine months ended September 30, 2016 include disposition-related costs of $5 million and $12 million, respectively, and an acquisition-related cost of $1 million. The nine months ended September 30, 2016 include a technology related impairment charge of $24 million. The three and nine months ended September 30, 2015 include acquisition-related costs related to the acquisition of SNL of $32 million, and the nine months ended September 30, 2015 include restructuring charges of $12 million.

(c)
As of September 7, 2016, we completed the sale of J.D. Power and the results are included in S&P Global Platts results through that date. The three and nine months ended September 30, 2016 include a gain on the sale of J.D. Power of $722 million. Additionally, disposition-related costs of $1 million and $5 million are included for the three and nine months ended September 30, 2016, respectively. The nine months ended September 30, 2015 include restructuring charges of $1 million.

(d)
The nine months ended September 30, 2016 includes $3 million from a disposition-related reserve release. The nine months ended September 30, 2015 include a gain of $11 million on the sale of our interest in a legacy McGraw Hill Construction investment and restructuring charges.

(e)
Includes adjusted operating profit for S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts; adjusted segment operating profit; adjusted operating profit; adjusted net income attributable to SPGI; and adjusted diluted EPS.

Exhibit 6

S&P Global
Revenue by Type
Three and nine months ended September 30, 2016 and 2015
(dollars in millions)

(unaudited)	Subscription / Non-Transaction			Asset Linked Fees			Non-Subscription / Transaction
	2016	2015	% Change	2016	2015	% Change	2016	2015	% Change

	Three Months
S&P Global Ratings (a)	$343	$343	—%	$—	$—	N/M	$299	$244	23%
S&P Global Market Intelligence (b)	394	322	22%	—	—	N/M	35	34	3%
S&P Dow Jones Indices (c)	33	30	11%	100	91	10%	31	35	(11)%
S&P Global Platts (d)	172	165	4%	—	—	N/M	57	83	(31)%
Intersegment elimination	(25)	(23)	(12)%	—	—	N/M	—	—	N/M
Total revenue	$917	$837	9%	$100	$91	10%	$422	$396	7%

	Nine Months
S&P Global Ratings (a)	$1,010	$990	2%	$—	$—	N/M	$867	$861	1%
S&P Global Market Intelligence (b)	1,152	900	28%	—	—	N/M	100	100	1%
S&P Dow Jones Indices (c)	95	86	11%	278	275	1%	95	85	11%
S&P Global Platts (d)	519	470	10%	—	—	N/M	219	237	(8)%
Intersegment elimination	(73)	(66)	(12)%	—	—	N/M	—	—	N/M
Total revenue	$2,703	$2,380	14%	$278	$275	1%	$1,281	$1,283	—%

N/M - not meaningful

(a)
Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $23 million and $68 million for the three and nine months ended September 30, 2016, respectively, and $21 million and $61 million for the three and nine months ended September 30, 2015, respectively, charged to S&P Global Market Intelligence for the rights to use and distribute content and data developed by S&P Global Ratings.

(b)
Subscription revenue is related to credit ratings-related information products, S&P Capital IQ and SNL Desktops, investment research products and other data subscriptions, while non-subscription revenue is related to certain advisory, pricing and analytical services.

(c)
Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while asset linked fees primarily relate to fees based on assets underlying exchange-traded funds, mutual funds and insurance products. Transaction revenue relates to trading based fees from exchange-traded derivatives.

(d)
Subscription revenue at Platts is related to real-time news, market data, and price assessments, along with other information products, while non-subscription revenue is related to licensing of its proprietary market price data and price assessments to commodity exchanges, conference sponsorship, consulting engagements and events. Subscription revenue at J.D. Power is related to information products primarily serving the automotive market, while non-subscription revenue is related to syndicated and proprietary research studies, advertising, consulting engagements and events. As of September 7, 2016, we completed the sale of J.D. Power and the results are included in S&P Global Platts results through that date.

Exhibit 7

S&P Global
Revenue by Geographic Area
Three and nine months ended September 30, 2016 and 2015
(dollars in millions)

(unaudited)	U.S.			International
	2016	2015	% Change	2016	2015	% Change

	Three Months
S&P Global Ratings	$370	$340	9%	$272	$247	10%
S&P Global Market Intelligence	292	236	24%	137	120	14%
S&P Dow Jones Indices	135	129	5%	29	27	8%
S&P Global Platts	101	116	(13)%	128	132	(3)%
Intersegment elimination	(13)	(11)	(17)%	(12)	(12)	(8)%
Total revenue	$885	$810	9%	$554	$514	8%

	Nine Months
S&P Global Ratings	$1,098	$1,078	2%	$779	$773	1%
S&P Global Market Intelligence	855	660	30%	397	340	17%
S&P Dow Jones Indices	388	363	7%	80	83	(4)%
S&P Global Platts	331	317	5%	407	390	4%
Intersegment elimination	(37)	(33)	(14)%	(36)	(33)	(10)%
Total revenue	$2,635	$2,385	11%	$1,627	$1,553	5%

Exhibit 8

S&P Global
Non-GAAP Financial Information
Three and nine months ended September 30, 2016 and 2015
(dollars in millions)
 Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	Nine Months
	2016	2015
Cash provided by (used for) operating activities from continuing operations	$1,171	$(356)
Capital expenditures	(67)	(74)
Dividends and other payments paid to noncontrolling interests	(59)	(67)
Free Cash Flow	$1,045	$(497)
Payment of legal and regulatory settlements	134	1,624
Legal settlement insurance recoveries	(77)	(101)
Tax benefit from legal settlements	(21)	(250)
Free Cash Flow Excluding Above Items	$1,081	$776

 S&P Global Organic Revenue

(unaudited)	Three Months			Nine Months
	2016	2015	% Change	2016	2015	% Change
Total revenue	$1,439	$1,324	9%	$4,262	$3,938	8%
S&P Global Market Intelligence acquisitions and product closures	(72)	(22)		(207)	(24)
S&P Global Platts acquisitions and divestiture	(57)	(82)		(220)	(220)
Total Adjusted Revenue	$1,310	$1,220	7%	$3,835	$3,694	4%

Organic Revenue Constant Currency Basis	$1,315	$1,220	8%	$3,849	$3,694	4%

Adjusted S&P Global Market Intelligence Revenue

(unaudited)	Three Months			Nine Months
	2016	2015	% Change	2016	2015	% Change
S&P Global Market Intelligence revenue	$429	$356	21%	$1,252	$1,000	25%
Acquisitions and product closures	(72)	(22)		(207)	(24)
Adjusted S&P Global Market Intelligence Revenue	$357	$334	7%	$1,045	$976	7%

Adjusted S&P Global Platts Revenue

(unaudited)	Three Months			Nine Months
	2016	2015	% Change	2016	2015	% Change
S&P Global Platts revenue	$229	$248	(8)%	$738	$707	4%
Acquisitions and divestiture	(57)	(82)		(220)	(220)
Adjusted S&P Global Platts Revenue	$172	$166	4%	$518	$487	6%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	Three Months			Nine Months
	2016	2015	% Change	2016	2015	% Change
Adjusted operating profit	$108	$108	1%	$312	$301	3%
Income attributable to noncontrolling interests	28	26		82	76
Adjusted Net Operating Profit	$80	$82	(1)%	$230	$225	2%

Exhibit 9

S&P Global
 Non-GAAP Guidance

Our 2016 adjusted diluted EPS guidance excludes a range of adjustments to allow investors to view the Company’s business from the same perspective as Company management, including full-year 2016 deal-related amortization expense, as well as the gain on the sale of J.D. Power, insurance recoveries, legal settlement charges, disposition-related costs, restructuring charges, and a technology related impairment charge that were recorded during the first nine months of 2016 as presented on Exhibit 5. We are unable to reconcile our full-year adjusted diluted EPS guidance to comparable GAAP guidance without unreasonable effort because management cannot reliably predict the necessary components of our full-year 2016 net income, including the impact and timing of potential dispositions and other structural changes or their probable significance. The impact of such adjustments could be significant. Accordingly, we are unable to provide an accurate non-GAAP to GAAP guidance reconciliation upon which our investors can rely.